UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 8, 2018

OMEGA HEALTHCARE INVESTORS, INC.
OHI HEALTHCARE PROPERTIES LIMITED PARTNERSHIP
(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(Omega Healthcare Investors, Inc.)	(Omega Healthcare Investors, Inc.)	(Omega Healthcare Investors, Inc.)
Delaware	333-203447-11	36-4796206
(OHI Healthcare Properties Limited Partnership)	(OHI Healthcare Properties Limited Partnership)	(OHI Healthcare Properties Limited Partnership)
(State of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

303 International Circle
 Suite 200
Hunt Valley, Maryland 21030
(Address of principal executive offices / Zip Code)

(410) 427-1700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐Written communications pursuant to Rule 425 under the Securities Act.
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

  On June 8, 2018, Omega Healthcare Investors, Inc. ("Omega" or the "Company") held its Annual Meeting of Stockholders at the Company's headquarters at 303 International Circle, Suite 200 Hunt Valley, Maryland 21030 (the "Annual Meeting"). At the Annual Meeting the Company's stockholders approved the Omega Healthcare Investors, Inc. 2018 Stock Incentive Plan (the "2018 Plan"), which amends and restates the Omega Healthcare Investors, Inc. 2013 Stock Incentive Plan (the "2013 Plan").

The 2018 Plan makes a number of changes to the 2013 Plan as summarized below:

•
The 2018 Plan increases the number of shares of common stock available for issuance under the 2013 Plan by 4,500,000 shares. Shares attributable to awards (including prior awards under the 2013 Plan) which are forfeited, cancelled, expired, terminated or paid or settled in cash or otherwise without the issuance of common stock (except for shares that cannot be recycled into the 2018 Plan as discussed in the next bullet point) are again available for grant under the 2018 Plan.

•
The 2018 Plan prohibits liberal share recycling. Specifically, shares that have been (i) tendered or withheld to pay the exercise price of options or stock appreciation rights, (ii) withheld to satisfy tax withholding, (iii) repurchased by the Company using cash proceeds from the exercise of options or (iv) subject to a stock appreciation right or option and not issued upon net settlement or net exercise of the stock appreciation right or option. In contrast, the 2013 Plan permitted such shares to be recycled into the plan.

•
The 2018 Plan limits the amount of compensation in the form of Omega common stock payable to each non-employee director of the Company for service in such capacity. Specifically, the grant date fair value of awards in the form of Omega common stock or that are payable in Omega common stock cannot exceed $750,000 per director per year. In contrast, the 2013 Plan did not contain a limit that applied to non-employee directors.

•
The 2018 Plan provides in general that the term "change in control," will (if used) be defined in the applicable award agreement, but provides that a liberal change in control definition cannot be used. Specifically, the 2018 Plan provides that a change in control cannot be triggered upon any event that does not result in an actual change in control of the Company, such as an announcement or commencement of a tender offer or exchange offer, a potential takeover, stockholder approval (as opposed to consummation) of a merger or other transaction, acquisition of less than 15% or less of the outstanding voting securities of the Company, an unapproved change in less than a majority of the Board or other similar provisions in which the Committee determines that an actual change in control does not occur. Further, the 2018 Plan prohibits the Committee from accelerating vesting of an award in connection with a liberal change in control definition.

•
The 2018 Plan deletes many provisions that were previously in the 2013 Plan solely to qualify certain performance-based compensation payable to named executive officers for a tax deduction under Section 162(m) of the Internal Revenue Code to the extent that the compensation exceeded $1,000,000 per year per officer.

A summary of the 2018 Plan is set forth under the heading "Proposal 4 — Approval of 2018 Stock Incentive Plan" in the Company's definitive proxy statement filed with the Securities and Exchange Commission on April 30, 2018 (the "Proxy Statement"), which description is incorporated herein by reference. That summary of the 2018 Plan is qualified in its entirety by reference to the full text of the 2018 Plan, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 8, 2018, Omega held its Annual Meeting of Stockholders of the Company.

At the Annual Meeting, there were present in person or by proxy 179,828,844 shares of Omega's common stock, representing approximately 91% of the total outstanding eligible votes.  The final results for each of the matters submitted to a vote of stockholders at the Annual Meeting are as follows:

Proposal 1: Election of Directors

	Votes For	Votes Withheld	Broker Non-Votes

Kapila K. Anand	108,594,342	2,027,012	69,207,490
Craig M. Bernfield	67,910,185	42,711,169	69,207,490
Norman R. Bobins	109,121,752	1,499,602	69,207,490
Craig R. Callen	108,787,258	1,834,096	69,207,490
Barbara B. Hill	107,408,546	3,212,808	69,207,490
Edward Lowenthal	103,400,625	7,220,729	69,207,490
Ben W. Perks	108,717,121	1,904,233	69,207,490
C. Taylor Pickett	109,197,951	1,423,403	69,207,490
Stephen D. Plavin	94,058,940	16,562,414	69,207,490

Proposal 2: Ratification of the selection of Ernst & Young, LLP as the Company's independent auditor

For	Against	Abstentions	Broker Non-Votes
175,753,779	3,326,718	748,347	Not applicable

Proposal 3: Advisory vote for the approval of the compensation of the Company's executive officers

For	Against	Abstentions	Broker Non-Votes
101,666,568	7,489,376	1,465,410	69,207,490

Proposal 4: Approval of 2018 Stock Incentive Plan

For	Against	Abstentions	Broker Non-Votes
97,825,634	11,617,896	1,177,824	69,207,490

Each of the director nominees was elected, the selection of Ernst &Young, LLP was ratified, the compensation proposal for the Company's executive officers was approved on an advisory basis and the 2018 Stock Incentive Plan was approved.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	2018 Stock Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
(Registrant)

Dated:  June 11, 2018 By: /s/ Robert O. Stephenson
      Robert O. Stephenson
      Chief Financial Officer, Treasurer and Assistant Secretary